UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2015

DESTINATION XL GROUP, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	01-34219	04-2623104
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Turnpike Street, Canton, Massachusetts		02021
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 828-9300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 − Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Officer

Effective May 17, 2015, Destination XL Group, Inc. (the “Company”) appointed John F. Cooney, Vice President of Finance and Corporate Controller, as the Company’s Chief Accounting Officer.  Peter H. Stratton, Jr., Senior Vice President, Chief Financial Officer and Treasurer, has served as Chief Accounting Officer since August 28, 2009.

Mr. Cooney, 32, joined the Company in November 2010 as the Company's Director of Financial Accounting and Reporting.  On June 1, 2014, Mr. Cooney was promoted to Vice President of Finance and Corporate Controller.  Prior to joining the Company, Mr. Cooney was an audit manager with PricewaterhouseCoopers LLP, which he joined in August 2004.  Mr. Cooney received a B.S. in Accounting from Providence College and a M.S. in Accounting from Boston College and is a CPA licensed in the Commonwealth of Massachusetts.

The Company entered into an Employment Agreement, effective May 17, 2015 (the "Employment Agreement"), with Mr. Cooney, which remains in effect until terminated by either party. The Employment Agreement provides that Mr. Cooney will be paid a base salary of $210,000 per year. Mr. Cooney will also be eligible to participate in the Company's Annual Incentive Plan at 20% of his actual annual base salary, as defined in that plan, and in its 2013-2016 Long-Term Incentive Plan and the 2016 Destination XL Group, Inc. Long-Term Incentive Wrap-Around Plan at a target incentive rate of 50% of his combined actual annual base earnings, as defined in that plan.

The Employment Agreement provides that in the event that Mr. Cooney’s employment is terminated by the Company at any time for any reason other than "justifiable cause" (as defined in the Employment Agreement), disability or death, the Company is required to pay to him his then current base salary for  five months after the effectiveness of such termination. In the event Mr. Cooney's employment is terminated at any time during the twelve months following a Change in Control (as defined in the Employment Agreement) other than for "justifiable cause," the Company must pay him an amount equal to twelve months of base salary in effect at any time during the six month period ending on the date of the Change of Control, subject to mitigation in accordance with the terms of the Employment Agreement. Mr. Cooney has also agreed to maintain the confidentiality of the Company's confidential information and not to compete with the Company while his Employment Agreement is in effect and for a period of one year thereafter.

In connection with Mr. Cooney’s appointment to Chief Accounting Officer, on May 20, 2015, the Compensation Committee of the Board of Directors approved a grant of 10,000 shares of restricted stock to Mr. Cooney.  The restricted shares, with a fair value equal to the closing price of the Company’s stock on May 20, 2015, will vest ratably in equal annual installments over three years, with the first one-third vesting on May 20, 2016.

Item 7.01 −Regulation FD Disclosure

The Company will be presenting a slide presentation at upcoming investor conferences. A copy of the slides is attached to this report as Exhibit 99.1.

The slides include financial information not prepared in accordance with generally accepted accounting principles (“Non−GAAP Financial Measures”). The Company believes that these Non−GAAP Financial Measures are useful as an additional means for investors to evaluate the Company’s operating results, when reviewed in conjunction with the Company’s GAAP financial statements. A reconciliation of the Non−GAAP Financial Measures to financial information prepared in accordance with GAAP, as required by Regulation G, is included as Appendix A to the investor presentation.

The full slide presentation is also available on the investor relations page of the Company’s website at www.destinationxl.com.

The slides contained in the exhibit include statements intended as “forward−looking statements,” which are subject to the cautionary statement about forward−looking statements set forth in the exhibit.

The slides contained in the attached exhibit are being furnished, not filed, pursuant to Regulation FD and accordingly will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference. The furnishing of these slides is not intended to, and does not, constitute a determination or admission by the Company that the information in the slide presentation is material or complete, or that investors should consider this information before making an investment decision with respect to the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.Description

99.1	DXLG –Investor Presentation May 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DESTINATION XL GROUP, INC.
Date:	May 21, 2015	By:	/s/ Robert S. Molloy
Robert S. Molloy
Senior Vice President, General Counsel and Secretary

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